Consent of Independent Accountants


The Board of Directors
Henry's Marketplace, Inc.:


We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-31292, No. 333-88011, No. 333-62175, and No. 333-52747) and in the
registration statements on Form S-8 (No. 333-66347 and No. 333-20539) of Wild Oats Markets, Inc. of our report dated February 5, 1999 with respect to the statements of earnings, stockholders' equity, and cash flows of Henry's Marketplace, Inc. for the fifty-two weeks ended December 27, 1998, which report appears in the December 30, 2000, annual report on Form 10-K of Wild Oats Markets, Inc.




                                    KPMG LLP


San Diego, California
March 30, 2001